Exhibit 4.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THIS PROMISSORY NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THIS PROMISSORY NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

Base Amount: $100,000.00	April 25, 2024

FOR VALUE RECEIVED, the undersigned, Signing Day Sports, Inc., a Delaware corporation (the “Maker”), unconditionally promises to pay to the order of Daniel D. Nelson, an individual (the “Lender”), One Hundred Thousand Dollars and Zero Cents ($100,000.00) (the “Base Amount”), at an interest rate of three and one-half percent (3.5%) compounded monthly with the first month amounting to $3,500 of interest, the second amounting to $3,622.50, and so on, computed on the basis of a 30-day month with interest accruing on the Base Amount and any Advances (as defined below) beginning only after the thirtieth (30th) day following the issuance of this promissory note and ending on the one-hundred-fiftieth (150th) day following the issuance of this promissory note (this “Note”). The Maker further agrees to pay all costs of collection, including reasonable attorneys’ fees, incurred by the Lender or by any other holder of the Note in any action to collect this Note, whether or not suit is brought.

The Maker and the Lender shall each endorse on the Schedule annexed to this Note all advances made to the Maker by the Lender hereunder hereafter made to the Maker of up to $100,000.00 (the “Advances”) and all payments of the principal amounts in respect of such Advances or in respect of the Base Amount, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all Advances and as to the outstanding principal amount of the Base Amount; provided, however, that the failure to make such notation with respect to any Advances or payment shall not limit or otherwise affect the obligations of the Maker under this Note. The Lender shall promptly deliver a copy of the Schedule to the Company for its approval and signature each time that the Schedule is modified.

Principal, any Advances, and accrued interest shall be payable on June 25, 2024, or upon the Maker receiving any funding of One Million Dollars ($1,000,000), whichever comes first (the “Maturity Date”).

The Maker shall have the right at any time to prepay, in whole or in part, the principal, any Advances, and any interest then due thereon without penalty, subject to the qualification, however, that no partial prepayment of the original sum shall in any way release, discharge or affect the obligation of the Maker to make full payment in the amount of the balance of said principal sum and any Advances plus accrued interest thereon within two (2) business days of receiving a written demand from the Lender (the “Demand Letter”). No Demand Letter may be given to the Maker before the Maturity Date.

The amounts due hereunder are payable in lawful money of the United States of America to the Lender at its address as specified above or at such other place as the holder of this Note shall from time to time designate, in immediately available funds.

No failure on the part of the Lender or any other holder of this Note to exercise and no delay in exercising any right, remedy or power hereunder or under any other document or agreement executed in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender or any other holder of this Note of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.

This Note shall be binding upon the Maker and the Maker’s successors and assigns.

This Note is executed and delivered in the State of Arizona and is to be governed by and construed in accordance with the laws of the State of Arizona.

In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only shall be deemed null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

[signature page follows]

Signing Day Sports, Inc.

By:	/s/ Damon Rich
Name:	Damon Rich
Title:	Interim Chief Financial Officer

SCHEDULE TO

PROMISSORY NOTE

DATE	AMOUNT OF ADVANCE (+) OR PRE-PAYMENT (-)	UNPAID PRINCIPAL BALANCE OF NOTE	COMPANY SIGNATURE	HOLDER SIGNATURE

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